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                                                                  EXHIBIT (a)(9)

              JACKSONVILLE RESTAURANT ACQUISITION CORP. COMPLETES
 TENDER OFFER FOR COMMON STOCK OF CUCOS INC. AND CUCOS INC. NAMES NEW CHAIRMAN
                             AND TWO NEW DIRECTORS

     NEW ORLEANS, Wednesday, August 30, 2000 -- Jacksonville Restaurant Acquisition Corp. today announced that it has accepted for payment 1,200,000 shares of common stock of Cucos Inc. in connection with its cash tender offer for up to 1,200,000 shares at $1 per share. The tender offer expired at 5:00 p.m., Eastern Time, on Friday, August 18, 2000. The shares accepted for payment represent approximately 45% of the outstanding shares of Cucos common stock.

     Jacksonville Restaurant Acquisition Corp. has been advised by Hibernia National Bank, the Depositary for the tender offer, that approximately 1,434,531 shares of Cucos common stock were tendered and not withdrawn in the offer. The shares accepted for purchase represent 83.65% of the total number of shares tendered. The number of shares accepted for payment from each tendering shareholder was calculated a pro rata basis (disregarding fractions) according to the number of shares tendered by each tendering shareholder.

     Cucos announced that James W. Osborn has been named as Chairman of the Board of Directors of Cucos, and that Dennis A. Grinn and William F. Saculla have been named as members of the Board of Directors to fill the vacancies created by the resignations of former Board members, Frank J. Ferrara, Jr. and Joseph S. Feth.

     CUCOS (OTC: CUCO.OB) is a full-service Mexican restaurant chain consisting of twelve company-owned restaurants and five franchise restaurants located primarily in the Southeastern United States. Cucos restaurants were voted "Best Margarita" by New Orleans Magazine for the eight consecutive year, and also voted "Best Mexican Restaurant".

     Statements herein may include forward-looking statements about Cucos' current and future business operations and other matters. Forward-looking statements often include the words "believes," "expects," "plans,"
"anticipates," "intends," "projects" or similar words.   These statements speak
only as of the date made, are not guarantees of future performance and involve known and unknown risks and other factors that could cause actual results to be materially different from any future results expressed or implied by them. Some of these factors, many of which are outside of the control of Cucos and its management, include changing economic or competitive conditions, the negotiation of agreements with third parties, advertising effectiveness and the ability to achieve cost reductions. One should not rely too heavily on any forward-looking statement. For a detailed discussion of these and other cautionary statements and factors, see Cucos' filings with the SEC.

CONTACT:

Cucos Inc.
James W. Osborn
(504) 835-0306